EXHIBIT 16.1

March 29, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Global Ship Lease, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Global Ship Lease, Inc. dated March 29, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers Audit

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers – 92200 Neuilly-sur-Seine, France

March 29, 2019

Attachment:

On November 16, 2018, the Audit Committee of the Board of Directors of Global Ship Lease, Inc. replaced PricewaterhouseCoopers Audit (“PwC Audit”) with PricewaterhouseCoopers S.A. (“PwC S.A.”) as our new independent registered public accounting firm.

The reports of PwC Audit on Global Ship Lease’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period from January 1, 2018 through November 15, 2018, (i) Global Ship Lease had no disagreements with PwC Audit on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC Audit, would have caused PwC Audit to make reference to the subject matter of the disagreements in connection with its reports on the combined and consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.

Global Ship Lease provided PwC Audit with a copy of this Form 20-F prior to its filing with the Securities and Exchange Commission and requested that PwC Audit furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of PwC Audit’s letter is attached as Exhibit 16.1 to this Form 20-F.

In connection with the audits of the Company’s financial statements for each of the fiscal years ended December 31, 2016 and 2017 and from January 1, 2018 through November 15, 2018 neither Global Ship Lease nor anyone on its behalf has consulted with PwC S.A. on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Global Ship Lease’s financial statements, or any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, or a reportable event, as that term is defined in Item 16F(a)(1)(v) of Form 20-F.